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EXHIBIT 99.1

March 3, 2000

Dear Stockholder:

In our previous letter to you dated February 4, 2000, we advised you that HealthGrades.Com ("HealthGrades") expected to complete an equity financing transaction (the "Original Financing Transaction") pursuant to which: (i) Essex Woodlands Health Ventures Fund IV, L.P. ("Essex"), would invest $5 million in HealthGrades in exchange for 2.5 million shares of our common stock and five year warrants to purchase 875,000 shares of our common stock at an exercise price of $4.00 per share; and (ii) certain executive officers of HealthGrades would convert $3.2 million in notes issued to them in connection with a loan they made to us in December 1999 for 1,600,000 shares of common stock and five year warrants to purchase 560,000 shares of common stock at an exercise price of $4.00 per share. In that letter, HealthGrades explained that the consummation of the Original Financing Transaction was subject to certain conditions, including a restructuring of HealthGrades debt under its existing credit facilities. Unfortunately, HealthGrades has learned that its lenders are not willing to agree to the required amendments to its credit facilities.

After further discussion with Essex and other potential investors, HealthGrades has entered into a new agreement for a revised financing transaction (the "Revised Financing Transaction") with certain investors under which: (i) INVESCO Private Capital, Inc. will invest $8.43 million in exchange for 4,215,000 million shares of common stock and five year warrants to purchase 1,475,250 shares of common stock; (ii) Essex will invest a total of $6 million in exchange for 3 million shares of common stock and five year warrants to purchase 1,050,000 shares of common stock; (iii) Punk, Ziegal & Company L.L.C. and an affiliate will invest a total of $370,000 in exchange for 185,000 shares of common stock and five year warrants to purchase 64,750 shares of common stock; and (iv) the executive officers will convert their notes in exchange for the same consideration as they were to receive in the Original Financing Transaction. Each of the warrants issued to the investors will have an exercise price of $4.00 per share. In addition, a five year warrant to purchase 150,000 shares of common stock will be issued to Triton Capital, Inc. for financial advisory services at an exercise price equal to 120% of the closing bid price of the common stock of HealthGrades on the closing date of the Revised Financing Transaction. Consummation of the Revised Financing Transaction is subject to certain closing conditions. Please note that the Revised Financing Transaction replaces and is not in addition to the Original Financing Transaction.

Under Nasdaq rules, the Revised Financing Transaction would normally require stockholder approval before completing the transaction. However, because the delay involved in securing stockholder approval would seriously jeopardize our financial viability, we have asked Nasdaq to approve our reliance on an exception to the stockholder approval requirements. Our Audit Committee has approved our reliance on the exception, and Nasdaq is permitting us to proceed in reliance on the exception.

The securities to be issued in the transaction will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. In addition, please note that this letter contains forward-looking statements addressing the anticipated Revised Financing Transaction and the nature of the investments by the investors mentioned above,


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including some of our executive officers. Actual results may differ materially from those described in such forward looking statements due to several factors, including the failure of HealthGrades to satisfy closing conditions applicable to it or the occurrence of events that delay or prevent the closing of the financing.



Sincerely,


/s/ Kerry R. Hicks

Kerry R. Hicks, CEO